EXHIBIT 4.1

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT OR LAWS.

WARRANT

to Purchase Common Stock of

FIRST PACTRUST BANCORP, INC.

Date: October 29, 2010

This certifies that, for value received, TCW Shared Opportunity Fund V, L.P., a Delaware limited partnership (“TCW”), together with its registered assigns (the “Holder”), is entitled to purchase, in the aggregate, up to Two Hundred Forty Thousand (240,000) fully paid and nonassessable shares (the “Warrant Shares”) of Class B Non-Voting Common Stock, par value $0.01 per share (the “Class B Common Stock”), of First PacTrust Bancorp, Inc. a Maryland corporation (the “Company”), during the Warrant Exercise Period, at the Exercise Price.  Notwithstanding the foregoing, this Warrant shall be exercisable for, in lieu of shares of Class B Common Stock, shares of common stock, par value $0.01 per share (the “Voting Common Stock”, and collectively, with the Class B Common Stock, the “Common Stock”) in accordance with terms of Section 7 hereof, and, in such event, the term “Warrant Shares” shall be deemed to include such shares of Voting Common Stock for all purposes hereunder.  This Warrant is being granted in connection with the Subscription Agreement, dated as of July 19, 2010 between TCW and the Company (the “Subscription Agreement”).  This Warrant and the Warrant Shares are entitled to the benefits of the registration rights set forth on Schedule 5.3 attached to the Subscription Agreement (the “Registration Rights Agreement”).

This Warrant is subject to the following terms and conditions:

1.           Exercisability of Warrant. Subject to the terms of this Warrant, the Holder hereof shall be entitled to exercise the Warrant, in whole or in part, at any time and from time to time during the Warrant Exercise Period.  This Warrant shall expire and no longer be exercisable as to any Warrant Share for which the Warrant has not been exercised on or prior to 5:00 p.m., New York time, on the Expiration Date in respect of such Warrant Shares, and all rights hereunder with respect to such Warrant Shares shall thereupon cease.

2.           Method of Exercise.

(a)           Subject to Section 1 hereof, this Warrant may be exercised by the Holder, in whole or in part, during the Warrant Exercise Period by (i) the payment in cash, wire transfer or certified or bank cashier’s check to the Company of the Exercise Price in respect of the Warrant Shares being purchased (which payment may also take the form of a “cashless exercise” in accordance with Section 2(e) below if so indicated on the Form of Subscription) and (ii)

delivery (via facsimile or otherwise) to the Company of the Form of Subscription attached hereto.   If the original Warrant is not surrendered, properly endorsed, at the principal office of the Company concurrent with the delivery of the Form of Subscription attached hereto, the Holder will, as promptly as reasonably practicable (and in any event within five (5) business days following such date of delivery), deliver, or cause to be delivered, the original Warrant, properly endorsed, to the Company.

(b)           Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the business day on which (i) the Company shall have received payment of the Exercise Price in respect of the Warrant Shares being purchased (other than payment in the form of a “cashless exercise” in accordance with Section 2(e) below) and (ii) the Company shall have received the Form of Subscription attached hereto, all as provided in this Section 2, and the person entitled to receive the Warrant Shares being purchased shall be treated for all purposes as the holder of record of such shares as of the close of business on such date.

(c)           In the event of any exercise of this Warrant, Warrant Shares so purchased shall be delivered in book-entry form through the facilities of The Depositary Trust Company at the Company’s expense to the Holder or its designee promptly after the Warrant shall have been so exercised, and such shares shall be free of restrictive legends unless (i) a registration statement covering the resale of the Warrant Shares by the Holder is not then effective and (ii) the Warrant Shares are not eligible for re-sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), without regard to the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such shares and without regard to volume or manner-of-sale restrictions.

(d)           Upon surrender of this Warrant following one or more partial exercises, unless this Warrant has expired, a new Warrant of like tenor representing the number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised, shall be issued to the Holder promptly thereafter.  Any such new Warrant shall have an issuance date, as indicated on the face of such new Warrant, which is the same as the date set forth above.

(e)           Notwithstanding anything contained herein to the contrary, the Holder may satisfy its obligation to pay the Exercise Price through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]
where:
X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the Fair Market Value (as defined herein) of a share of Voting Common Stock as of the Exercise Date.

B = the Exercise Price.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued (provided that such treatment is proper under Rule 144 and any related interpretive positions of the Securities and Exchange Commission, each as in effect at the time of such exercise).

3.           Due Authorization and Issuance; Reservation of Shares. The Company covenants and agrees that any and all of the Warrant Shares issued to the Holder in accordance with the terms hereof will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, free from all preemptive rights of any Person and free and clear of all taxes, liens and charges with respect to such issuance. The Company will take all such action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation. The Company further covenants and agrees that during the Warrant Exercise Period, the Company will at all times have authorized and reserved for the purpose of the issue upon the exercise of this Warrant, at least the maximum number of Warrant Shares as are then issuable upon the exercise of this Warrant.

4.           Anti-Dilution Adjustments.

The Exercise Price and the number of Warrant Shares as to which this Warrant may be exercised are subject to adjustment from time to time upon the occurrence of the events set forth in this Section 4.  For purposes of this Section 4, “Common Stock” means shares now or hereafter authorized of any class of common stock of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

(a)           Stock Dividends — Split-Ups.  If after the date hereof, and subject to the provisions of Section 4(f) hereof, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of this Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b)            Aggregation of Shares.  If after the date hereof, and subject to the provisions of Section 4(f) hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c)           Adjustments for Other Distributions.  If the Company distributes to all holders of its Common Stock any of its assets (including cash, and including ordinary cash dividends) or debt securities or any rights, options or warrants to purchase debt securities, assets or other securities of the Company (other than Common Stock), the Exercise Price shall be adjusted in accordance with the following formula:

P’ = P ÷ M/(M-F)
where:
P’ = the Exercise Price immediately following the adjustment to the Exercise Price pursuant to this Section 4(c).

P = the Exercise Price immediately preceding the adjustment to the Exercise Price pursuant to this Section 4(c).

M = the Last Reported Sales Price (as defined herein) per share of Voting Common Stock on the business day immediately preceding the Announcement Date.

F = the fair market value (as determined in good faith by the Board of Directors and evidenced by a board resolution) on the Announcement Date for such distribution of the assets, securities, options, rights or warrants distributable to one share of Common Stock after taking into account, in the case of any rights, options or warrants, the consideration required to be paid upon exercise thereof.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

This subsection (c) does not apply to any dividends or distributions made in connection with, or as part of any of the actions contemplated by Section 4(a), 4(b) or 4(d). If any adjustment is made pursuant to this subsection (c) as a result of the issuance of rights, options or warrants and at the end of the period during which any such rights, options or warrants are exercisable, not all such rights, options or warrants shall have been exercised, the Warrant shall be immediately readjusted as if “F” in the above formula was the fair market value (as determined in good faith by the Board of Directors and evidenced by a board resolution) on the dividend date for such distribution of the indebtedness or assets actually distributed upon exercise of such rights, options or warrants divided by the number of shares of Common Stock outstanding on the dividend date for such distribution.  Notwithstanding anything to the contrary contained in this subsection (c), but subject to any other agreements between the Company and Holder, if “M-F” in the above formula is less than $1.00, the Company shall, in lieu of the adjustment otherwise required by this subsection (c), distribute to the Holder, upon exercise of the Warrant, the evidences of indebtedness, assets, rights, options or warrants (or the proceeds thereof) which would have been distributed to the Holder had the Warrant been exercised immediately prior to the record date for such distribution.

(d)           Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets.  In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is any change whatsoever in, or distribution with respect to, the outstanding Common Stock of the Company), or sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, (i) shares of common stock of the successor or acquiring corporation or of the Company (if it is the surviving corporation) or (ii) any cash, shares of stock or other securities, assets, property or indebtedness of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”) are to be received by or distributed to the holders of Common Stock of the Company who are holders immediately prior to such transaction, then the Holder of this Warrant shall have the right thereafter to receive, upon exercise of this Warrant the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event.  In the event of receipt of shares of common stock of the successor or acquiring corporation or of the Company and Other Property, the aggregate Exercise Price otherwise payable for the shares of Common Stock issuable upon exercise of this Warrant shall be allocated among the shares of common stock and Other Property receivable as a result of such reorganization, reclassification, merger, consolidation or disposition of assets in proportion to the respective fair market values of such shares of common stock and Other Property as determined in good faith by the Board of Directors and evidenced by a board resolution.  In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be reasonably deemed appropriate (as determined in good faith by the Board of Directors and evidenced by a board resolution) in order to provide for adjustments of any shares of the common stock of such successor or acquiring corporation for which this Warrant thus becomes exercisable, with modifications which shall be as equivalent as practicable to the adjustments provided for in this Section 4.  For purposes of this Section 4(d), “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class that is not preferred as to dividends or assets over any other class of stock of such corporation and that is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock.  The foregoing provisions of this Section 4(d) shall similarly apply to successive reorganizations, reclassification, mergers, consolidations or disposition of assets and shall apply to any securities to be received as a result of the foregoing.

(e)           Adjustments To Exercise Price.  Whenever the number of Warrant Shares is adjusted, as provided in this Section 4, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (i) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of this Warrant immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

(f)           Fractional Interests.  Notwithstanding any provision contained in this Warrant, the Company shall not issue fractional shares upon exercise of this Warrant. If, by reason of any adjustment made pursuant to this Section 4, the Holder would be entitled, upon the exercise of this Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number of the shares of Common Stock to be issued to the Holder.

(g)           When De Minimis Adjustment May be Deferred. No adjustment of the Exercise Price need be made unless the adjustment would require an increase or decrease of at least 1.0% in the Exercise Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(h)           Notice of Adjustment. Whenever any Exercise Price is adjusted, the Company, at its own expense, shall as promptly as reasonably practicable cause its Chief Financial Officer (or similar officer) to compute such adjustment and prepare a certificate setting forth such adjustment (including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant, as applicable), setting forth in reasonable detail the acts requiring such adjustment, and stating such other facts as shall be necessary to show the manner and figures used to compute such adjustment.  As promptly as reasonably practicable (but in no event more than 10 days) after each such adjustment, the Company shall give a copy of such certificate by certified mail to the Holder.

(i)           Notice of Certain Transactions. If the Company proposes to take any action that would require an adjustment in the Exercise Price pursuant to subsections (a), (b), (c) or (d) of this Section 4, or there is a proposal for any liquidation or dissolution of the Company, then, in each case, the Company shall deliver to the Holder a notice stating the proposed record date for a dividend or distribution or the proposed effective or consummation date of a subdivision, combination, reclassification, consolidation, merger, transfer, lease, liquidation or dissolution. The Company shall deliver the notice at least 10 days before such date.  Notwithstanding the foregoing, the Company shall only be required to deliver such notice if and to the extent the delivery of such notice would not result in the dissemination of material, non-public information to the Holder.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(j)           When Adjustment Not Required. If the Company shall take a record of the holders of its Shares for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

5.           No Shareholder Rights. Nothing contained in this Warrant shall be construed as conferring upon the Holder any rights as a shareholder of the Company (except to the extent that this Warrant has been duly exercised or such Holder otherwise owns any Warrant Shares) or as imposing any liabilities on such Holder to purchase any securities or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors or shareholders of the Company or otherwise.

6.           Transferability. The Holder understands, acknowledges and agrees that this Warrant and the Warrant Shares into which they are exercisable have not been, and the Warrant and the Warrant Shares into which they are exercisable (except as may be set forth in the Registration Rights Agreement with respect to the Warrant Shares) will not be, registered under the Securities Act or any state securities laws, and may only be sold, offered for sale, pledged, hypothecated, transferred, assigned or otherwise disposed of in compliance with the then applicable resale requirements of the Securities Act.  Subject to the provisions of this Section 6, this Warrant is transferable, in whole or in part, when the Holder shall surrender this Warrant with a properly executed assignment, in the form attached hereto, to the Company at its principal office (or any other such office or agency as identified by the Company) whereupon the Company will forthwith issue and deliver, upon the order of the Holder, a new Warrant, registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

7.           Exercise for Shares of Voting Common Stock.  This Warrant shall become exercisable for shares of Voting Common Stock in lieu of shares of Class B Common Stock, subject to the last sentence of this Section 7, (a) at the election of the initial Holder, TCW, from time to time if, at such time, TCW owns less than 4.99% of the aggregate outstanding shares of Voting Common Stock as a result of dilution (i.e., not as a result of transfers by TCW) after the date of this Warrant, or (b) if, and to the extent, this Warrant (or any portion hereof) is transferred by the initial Holder hereof, TCW, in a Widely Dispersed Offering.  A “Widely Dispersed Offering” is (x) a widespread public distribution, including pursuant to Rule 144 under the Securities Act; (y) a transfer in which no transferee (or group of associated transferees) would receive more than two percent (2%) of any class of securities of the Company then entitled to vote generally in the election of directors (“Voting Securities”) (including for this purpose the Warrant Shares on an as-exercised basis) or (z) a transfer to a transferee that would control more than fifty percent (50%) of the Voting Securities of the Company without any transfer by the Holder hereof.  Notwithstanding anything to the contrary contained herein, this Warrant shall only be exercisable into that number of shares of Voting Common Stock in lieu of shares of Class B Common Stock such that, upon exercise, the registered holder, acting alone or together with any other Person that might be affiliated with such registered holder, or that may be deemed to be acting in concert with such registered holder pursuant to 12 C.F.R. Part 574 would not beneficially own more than 4.99% of the aggregate outstanding shares of Voting Common Stock.

8.           Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

9.           Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder or the Company shall be delivered, or shall be sent by certified or registered mail, postage prepaid, to the Holder at TCW Shared Opportunity Fund V, L.P., 11100 Santa Monica Blvd., Suite 2000, Los Angeles, CA 90025, Attn: Mr. Chad Brownstein, or, if different, its address as shown on the books of the Company, or to the Company at 610 Bay Blvd., Chula Vista, California 91910, Attn: Hans R. Ganz, President and Chief Executive Officer, or at such other address as the Company may hereafter designate.

10.           Descriptive Headings and Governing Law. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

11.           Lost Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction upon receipt of reasonable and customary indemnity, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company will make and deliver a new Warrant in lieu of the lost, stolen, destroyed or mutilated Warrant.  Any such new Warrant shall have an issuance date, as indicated on the face of such new Warrant, which is the same as the date set forth above.

12.           Obligations and Remedies.  The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms of this Warrant are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company (other than the obligation under Section 2(a) to pay or otherwise satisfy the total Exercise Price) or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock (whether via physical certificates or electronically, as appropriate) upon exercise of the Warrant.

13.           Charges, Taxes and Expenses.  Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder.  The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise of this Warrant, or reselling or otherwise transferring the Warrant Shares to third parties.

14.           Dispute Resolution.  In the case of a dispute as to the determination of the Exercise Price, the Fair Market Value or the Last Reported Sale Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two business days of receipt of the Form of Subscription giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price, Fair Market Value, the Last Reported Sale Price or the Warrant Shares within three business days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two business days submit via facsimile (a) the disputed determination of the Exercise Price, the Fair Market Value or the Last Reported Sale Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant.  The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten business days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

15.           Definitions. The following terms shall have the meanings given to them below:

“Announcement Date” shall mean the day on which a distribution described in Section 4(c) is announced to the general public.

“Exercise Price” shall mean $11.00 per Warrant Share, subject to adjustment as provided in Section 4.

“Expiration Date” shall mean the fifth anniversary of the date hereof.

“Fair Market Value” means the fair market value of a share of Voting Common Stock as of a particular date, as determined in accordance with the following:

(i)           if the Voting Common Stock is listed or admitted for trading on a national securities exchange, the average of the closing prices of the Voting Common Stock for the five consecutive trading days immediately prior to (but excluding) the date in question; or

(ii)           if the foregoing clause (i) does not apply and the Voting Common Stock is traded on the OTC Bulletin Board, the average of the closing prices of the Voting Common Stock for the five consecutive trading days immediately prior to (but excluding) the date in question; or

(iii)           if the foregoing clauses (i) and (ii) do not apply and the Voting Common Stock is quoted in the over-the-counter market as reported in the “pink sheets”, the average of the closing prices of the Voting Common Stock for the five consecutive trading days immediately prior to (but excluding) the date in question; or

(iv)           if the foregoing clauses (i), (ii) and (iii) do not apply and actual transactions in the Voting Common Stock are reported through The PORTAL Market, which is operated by the Nasdaq Stock Market, Inc., the last sale price of the Voting Common Stock on such system immediately prior to (but excluding) the date in question (provided such last sale price was not on a trading day in excess of 10 trading days prior to the date in question); or

(v)           if the Fair Market Value cannot be calculated on a particular date on any of the foregoing bases, the Fair Market Value on such date shall be the fair market value of a share of Voting Common Stock as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of a share of Voting Common Stock under this clause (v), then such dispute shall be resolved pursuant to Section 14.

All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Last Reported Sales Price” of the Voting Common Stock on any particular date means:

(i)           if the Voting Common Stock is listed or admitted for trading on a national securities exchange, the last reported sale price reported on the date in question in the composite transactions for the exchange on which the Voting Common Stock is so listed; or

(ii)           if the foregoing clause (i) does not apply and the Voting Common Stock is traded on the OTC Bulletin Board, the last quoted bid price on the date in question in the over-the-counter market as reported by the OTC Bulletin Board; or

(iii)           if the foregoing clauses (i) and (ii) do not apply and the Voting Common Stock is quoted in the over-the-counter market as reported in the “pink sheets”, the last quoted bid price on the date in question; or

(iv)           if the foregoing clauses (i), (ii) and (iii) do not apply and actual transactions in the Voting Common Stock are reported through The PORTAL Market, which is operated by the Nasdaq Stock Market, Inc., the last sale price of the Voting Common Stock that is so reported on the date in question; or

(v)           if the Last Reported Sales Price cannot be calculated for the Voting Common Stock on a particular date on any of the foregoing bases, the Last Reported Sales Price of the Voting Common Stock on such date shall be as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the Last Reported Sales Price of the Voting Common Stock under this clause (v), then such dispute shall be resolved pursuant to Section 14.

 “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Shares” means shares of Common Stock.

“Warrant Exercise Period” shall mean the period beginning on the date hereof and ending on the Expiration Date.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and issued by its officers thereunto duly authorized as of the date first written above.

FIRST PACTRUST BANCORP, INC.

By:
Hans R. Ganz
President and Chief Executive Officer

FORM OF SUBSCRIPTION

(to be signed only upon payment of the Exercise Price

pursuant to the Warrant)

To the Company:
1.           The undersigned, the holder of the within Warrant, hereby irrevocably elects to purchase ___ shares of Common Stock pursuant to the terms of the Warrant.

2.           Form of Exercise Price.  The Holder intends that payment of the Exercise Price shall be made as (check applicable ones):

____________	a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

____________	a “Cashless Exercise” with respect to _______________ Warrant Shares.

3.           Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

4.           Delivery of Warrant Shares.  The Company shall deliver to Holder, or its designee or agent as specified below, __________ Warrant Shares (__________ shares of Voting Common Stock and __________ shares of Class B Common Stock) in book-entry form through the facilities of The Depositary Trust Company in accordance with the terms of the Warrant.

_______________________
_______________________
_______________________

The undersigned represents (i) that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Common Stock; and (ii) that it can bear the economic risk of its investment in the Common Stock and can afford to lose its entire investment in the Common Stock. The undersigned agrees that the Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such act.

The undersigned represents that it has tendered payment for such shares of Common Stock to the Company in the form indicated above.

If the number of shares of Common Stock purchased is less than all of the Warrant Shares evidenced hereby, and the undersigned is surrendering the Warrant in connection with the exercise hereof, the undersigned requests that a new Warrant representing the remaining shares of Common Stock subject to the Warrant be issued and delivered to the undersigned.

If the original Warrant is not surrendered in connection with the exercise hereof:  (i) the undersigned represents that it has not sold, assigned, pledged, transferred, hypothecated, or otherwise disposed of the original Warrant or any interest therein or represented thereby and hereby agrees to fully and forever indemnify and hold harmless the Company and each of its successors, assigns and affiliates from any loss, cost, damages or expense (including reasonable attorneys’ fees) of any kind or nature whatsoever it may hereinafter suffer or incur in connection with or as a result of the undersigned’s failure to surrender the original Warrant in connection with such exercise; and (ii) the undersigned will as promptly as reasonably practicable after the delivery of this Subscription to the Company (and in any event within five (5) business days),  deliver, or cause to be delivered, the original Warrant to the Company.

2

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, the holder of the attached Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to [______] Warrant Shares purchasable under the Warrant unto:

Name of Assignee

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

[___________________]

By:
Name: Title